Exhibit 99.1
FOR IMMEDIATE RELEASE

February 22, 2022

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Fourth Quarter and Full Year 2021 Operating Results

DALLAS, TEXAS, February 22, 2022 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $47.2 million for the quarter ended December 31, 2021. In comparison, for the quarters ended September 30, 2021 and December 31, 2020, the Bank reported net income of $41.3 million and $32.5 million, respectively. For the year ended December 31, 2021, the Bank reported net income of $164.4 million, as compared to $198.7 million for the year ended December 31, 2020.

Total assets at December 31, 2021 were $63.5 billion, compared with $60.2 billion at September 30, 2021 and $64.9 billion at December 31, 2020. The $3.3 billion increase in total assets for the fourth quarter was primarily attributable to increases in the Bank's short-term liquidity holdings ($4.2 billion) and mortgage loans held for portfolio ($0.2 billion), partially offset by decreases in the Bank's long-term investments ($0.9 billion) and advances ($0.2 billion). The $1.4 billion decrease in total assets for the year ended December 31, 2021 was attributable primarily to decreases in the Bank's advances ($7.9 billion) and long-term investments ($1.8 billion), partially offset by increases in the Bank's short-term liquidity holdings ($8.2 billion) and mortgage loans held for portfolio ($0.1 billion).

Advances totaled $24.6 billion at December 31, 2021, compared with $24.8 billion at September 30, 2021 and $32.5 billion at December 31, 2020. The Bank's mortgage loans held for portfolio totaled $3.5 billion at December 31, 2021, as compared to $3.3 billion at September 30, 2021 and $3.4 billion at December 31, 2020.

The carrying value of the Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled $0.6 billion at December 31, 2021 compared to $0.7 billion at September 30, 2021 and $0.9 billion at December 31, 2020. The carrying value of the Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $15.3 billion at December 31, 2021, as compared to $16.1 billion at September 30, 2021 and $16.8 billion at December 31, 2020. At December 31, 2021, September 30, 2021 and December 31, 2020, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity holdings are typically comprised of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills, U.S. Treasury Notes and, from time to time, may also include cash held at the Federal Reserve. At December 31, 2021,

September 30, 2021 and December 31, 2020, the Bank's short-term liquidity holdings totaled $19.2 billion, $15.0 billion and $11.0 billion, respectively.

The Bank's retained earnings increased to $1.558 billion at December 31, 2021 from $1.515 billion at September 30, 2021 and $1.408 billion at December 31, 2020. On December 28, 2021, a dividend of $3.6 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter and year ended December 31, 2021 (and, for comparative purposes, as of September 30, 2021 and December 31, 2020, and for the quarters ended September 30, 2021 and December 31, 2020 and the year ended December 31, 2020) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-K for the year ended December 31, 2021 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 800 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Year Ended December 31, 2021
(Unaudited, in thousands)

	December 31, 2021	September 30, 2021	December 31, 2020
Selected Statement of Condition Data:

Assets
Investments (1)	$34,653,202	$31,686,391	$25,660,696
Advances	24,637,464	24,775,990	32,478,944
Mortgage loans held for portfolio, net	3,491,265	3,337,821	3,422,686
Cash and other assets (2)	706,445	402,554	3,350,200
Total assets	$63,488,376	$60,202,756	$64,912,526

Liabilities
Consolidated obligations
Discount notes	$11,003,026	$5,155,955	$22,171,296
Bonds	44,514,220	49,193,449	37,112,721
Total consolidated obligations	55,517,246	54,349,404	59,284,017
Mandatorily redeemable capital stock	6,657	6,653	13,864
Other liabilities	4,030,782	1,983,608	2,057,760
Total liabilities	59,554,685	56,339,665	61,355,641
Capital
Capital stock — putable	2,192,504	2,154,894	2,101,380
Retained earnings	1,558,417	1,514,831	1,408,245
Total accumulated other comprehensive income	182,770	193,366	47,260
Total capital	3,933,691	3,863,091	3,556,885
Total liabilities and capital	$63,488,376	$60,202,756	$64,912,526

Total regulatory capital (3)	$3,757,578	$3,676,378	$3,523,489

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Selected Statement of Income Data:
Net interest income (4) (5)	$79,073	$67,257	$74,831	$277,547	$309,979
Other income	1,563	4,600	107	10,243	32,159
Other expense	28,170	26,010	38,869	105,147	121,342
AHP assessment	5,246	4,586	3,607	18,266	22,087
Net income	$47,220	$41,261	$32,462	$164,377	$198,709

(1)    Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.
(2)    At December 31, 2021, September 30, 2021 and December 31, 2020, the Bank's cash and other assets included excess cash of $0.5 billion, $0.2 billion and $3.1 billion, respectively, that was held at the Federal Reserve.
(3)    As of December 31, 2021, September 30, 2021 and December 31, 2020, total regulatory capital represented 5.92 percent, 6.11 percent and 5.43 percent, respectively, of total assets as of those dates.
(4)    Net interest income is net of the provision (reversal) for mortgage loan losses.
(5)    The Bank records hedge ineffectiveness associated with fair value hedging relationships in net interest income in accordance with the provisions of ASU 2017-12, "Targeted Improvements to Accounting for Hedging Activities." During the quarters ended December 31, 2021, September 30, 2021 and December 31, 2020, fair value hedge ineffectiveness increased net interest income by $1.140 million, $8.933 million and $7.856 million, respectively. During the years ended December 31, 2021 and 2020, fair value hedge ineffectiveness increased (reduced) net interest income by $23.780 million and $(14.982) million, respectively.
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